PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 44 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 17, 1997                                      Dated February 5, 1997
                                                                 Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2003
                             -----------------------

     The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:                     LIT 300,000,000,000

Maturity Date:                        The Interest Payment Date in
                                      February 2003

Settlement and Date
   of Issuance:                       February 17, 1998

Interest Accrual Date:                February 17, 1998

Issue Price:                          99.83%

Specified Currency:                   Italian Lira ("LIT")

Redemption Dates:                     N/A

Initial Redemption
Percentage:                           N/A

Annual Redemption
   Percentage Reduction:              N/A

Optional Repayment
   Date(s):                           N/A

Total Amount of OID:                  None

Original Yield to Maturity:            N/A

Initial Accrual Period OID:            N/A

Base Rate:                            LIBOR

Spread (Plus or Minus):               Plus 0.125% per annum

Spread Multiplier:                    N/A

Alternate Rate
   Event Spread:                      N/A

Index Currency:                       Italian Lira

Index Maturity:                       3 Months

Maximum Interest Rate:                N/A

Minimum Interest Rate:                N/A

Initial Interest Rate:                To be determined two London
                                      Banking Days prior to the date of
                                      issuance
Initial Interest Reset Date           The Interest Payment Date next
                                      succeeding February 17, 1998

Interest Reset Dates:                 Each Interest Payment Date

Interest Reset Periods:               The period from and including an
                                      Interest Reset Date to but
                                      excluding the immediately
                                      succeeding Interest Reset Date

Interest Payment Dates:               Interest will be payable quarterly
                                      in arrears on each day (each an
                                      "Interest Payment Date") that
                                      corresponds numerically to the
                                      preceding Interest Payment Date
                                      (or in the case of the first Interest
                                      Payment Date, the Date of
                                      Issuance) in the calendar month
                                      that is three months after the
                                      previous Interest Payment Date
                                      (or in the case of the first Interest
                                      Payment Date, the Date of
                                      Issuance) or if there is not any
                                      such numerically corresponding
                                      date in such calendar month, the
                                      Interest Payment Date shall be the
                                      last day that is a Business Day in
                                      that month. In either case, if such
                                      date is not a Business Day then the
                                      Interest Payment Date will be the
                                      next day which is a Business Day
                                      unless it would thereby fall into
                                      the next calendar month in which
                                      case it will be brought forward to
                                      the first preceding Business Day.
                                      If any Interest Payment Date falls
                                      on the last Business Day of any
                                      month, each subsequent Interest
                                      Payment Date shall be the last
                                      Business Day of the relevant
                                      month.

                                            (Continued on next page)

   Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER

Banca Commerciale Italiana
   Banca Monte dei Paschi di Siena S.p.A.
       Banca Nazionale del Lavoro
                     Caboto Holding SIM
                               CARIPLO S.p.A.
                                     Istituto Bancario San Paolo di Torino S.p.A

Banca di Roma                                                     CARITRO S.p.A.
Banca Popolare di Milano                                        Credito Italiano
Carisbo S.p.A.                                               IMI Bank (Lux) S.A.



(Continued from previous page)

Reference Screen:                     Telerate 3740

Calculation Agent:                    The Chase Manhattan Bank (London branch)

Denominations:                        ITL 100,000,000
                                      ITL  10,000,000
                                      ITL   1,000,000

Common Code:                          8443254

ISIN:                                 XS0084432540

Other Provisions:                     N/A

     On February 5, 1998, the Company agreed to sell to the managers listed in this Pricing Supplement (the "Managers"), and the Managers severally agreed to purchase the principal amount of Notes set forth opposite their respective names below at a net price of 99.58%. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of 0.10% and a combined management and underwriting commission of .15% of the principal amount of the Notes.



                                                            Principal Amount of
 Name                                                               Notes
 ----                                                       --------------------
Morgan Stanley & Co. International Limited..................ITL 250,000,000,000
Banca Commerciale Italiana..................................      6,000,000,000
Banca Monte dei Paschi di Siena S.p.A. .....................      6,000,000,000
Banca Nazionale del Lavoro S.p.A ...........................      6,000,000,000
Caboto Holding SIM S.p.A....................................      6,000,000,000
CARIPLO-Cassa di Risparmio delle Provincie Lombarde S.p.A. .      6,000,000,000
Istituto Bancario San Paolo di Torino S.p.A ................      6,000,000,000
Banca di Roma...............................................      2,400,000,000
Banca Popolare di Milano....................................      2,400,000,000
CARITRO-Cassa di Risparmio di Trento e Rovereto S.p.A.  ....      2,000,000,000
Cassa Di Risparmio in Bologna S.p.A.........................      2,400,000,000
Credito Italiano S.p.A .....................................      2,400,000,000
IMI Bank (Lux) S.A..........................................      2,400,000,000
   Total....................................................ITL 300,000,000,000
                                                            ===================


      Sales of the Notes to any person in the Republic of Italy may only be made in accordance with Italian securities, tax and other applicable laws and regulations. Under current Italian law, only the following entities may be authorized to place and distribute any Notes in Italy: (i) investment companies and banks authorized to place and distribute securities in the Republic of Italy pursuant to Article 2 of Legislative Decree No. 415 of July 23, 1996 (the Eurosim Law) and (ii) foreign entities authorized to place and distribute securities in the Republic of Italy pursuant to articles 16 and 18 of Legislative Decree No. 385 of September 1, 1993, in each case acting in compliance with the relevant provisions of the Eurosim Law and related regulations and any other applicable laws and regulations including article 129 of Legislative Decree No. 385 of September 1, 1993.